SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 29, 2006

MELLON FINANCIAL CORPORATION

(Exact name of registrant as specified in charter)

Pennsylvania	1-7410	25-1233834
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mellon Center 500 Grant Street Pittsburgh, Pennsylvania	15258
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code – (412) 234-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS.

On December 29, 2006, Mellon Financial Corporation and its affiliates completed a substantial portion of the sale of Mellon’s ownership interests in the direct and indirect portfolios of Mellon Ventures, Mellon’s venture capital business, to Goldman Sachs Private Investments Ltd. and New MVI, L.P. One or more subsequent closings will occur during the first quarter of 2007 once remaining consents to the transfer are obtained. Based on this transaction, the financial results from Mellon’s venture capital portfolio will be classified as discontinued operations in the fourth quarter of 2006. The disposal of the portfolio and related costs are expected to generate an after-tax loss of approximately $70 million. The sale of the venture capital portfolio is consistent with Mellon’s strategic focus on asset management and servicing businesses.

Also included in the fourth quarter of 2006 will be a tax benefit of approximately $75 million primarily related to a reversal of deferred tax liabilities due to management’s intention to indefinitely reinvest earnings of certain foreign subsidiaries in accordance with APB 23.

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A number of statements in this Current Report are “forward-looking statements”. These statements relate to, among other things, subsequent closings, consents to transfer, anticipated after-tax losses, anticipated tax benefits and management’s intentions, as well as Mellon’s overall estimates and are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond Mellon’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the effects of the adoption of new accounting standards; interest rate fluctuations; geographic sources of income; monetary fluctuations; acquisitions and integrations of acquired businesses; changes in law; changes in fiscal, monetary, regulatory, trade and tax policies and laws; as well as other risks and uncertainties detailed from time to time in the filings of Mellon with the Securities and Exchange Commission. Such forward-looking statements speak only as of January 3, 2007, and Mellon undertakes no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MELLON FINANCIAL CORPORATION

Date: January 3, 2007	By:	/s/ Michael A. Bryson
Michael A. Bryson Chief Financial Officer